Exhibit 3.57

STATE OF HAWAII

DEPARTMENT OF COMMERCE AND CONSUMER AFFAIRS

Business Registration Division

1010 Richards Street

Mailing Address:  P. O. Box 40, Honolulu, Hawaii  96810

ARTICLES OF AMENDMENT TO CHANGE CORPORATE NAME

(Section 415-61, Hawaii Revised Statutes)

The undersigned, duly authorized officers of the corporation submitting those Articles of Amendment, certify as follows:

1.                                       The present name of the corporation is:

GWM MACDOW, INC.

2.                                       The name of the corporation is changed to:

G. W. MURPHY CONSTRUCTION COMPANY, INC.

3.                                       Total number of shares outstanding is:  1,000

4.                                       If adoption of the amendment to change the corporate name was at meeting, complete the following:

The meeting of the shareholders was hold on			, 1988
	(Month	Day	Year)

Class/Series	Number Voting For Amendment	Number Voting Against Amendment

5.                                       If adoption of the amendment to change the corporate name was by unanimous written consent of the shareholders, complete the following:

By written consent dated	June	1,	1988
	(Month	Day	Year)

the shareholders unanimously adopted the amendment to change the corporate name.

We certify under the penalties of Section 415-136. Hawaii Revised Statutes, that we have read the above statements, and that the same are true and correct.

Witness our hands this 1st day of June, 1988.

Dennis Chard	Ian Murray
Secretary and Treasurer	Vice President
(Type / Print Name & Title)	(Type / Print Name & Title)

/s/Dennis Chard	/s/Ian Murray
(Signature of Officer)	(Signature of Officer)